EXHIBIT C

Exhibit C

EXECUTION VERSION

INVESTMENT NUMBER 32316

Shareholders’ Agreement

among

CORP GROUP BANKING S.A.

COMPAÑIA INMOBILIARIA Y DE

INVERSIONES SAGA LIMITADA

CORPGROUP INVERSIONES BANCARIAS LIMITADA

ALVARO SAIEH BENDECK

ANA GUZMÁN AHNFELT

JORGE ANDRÉS SAIEH GUZMÁN

MARÍA SOLEDAD SAIEH GUZMÁN

MARÍA FRANCISCA SAIEH GUZMÁN

MARÍA CATALINA SAIEH GUZMÁN

INTERNATIONAL FINANCE CORPORATION

and

IFC AFRICAN, LATIN AMERICAN AND CARIBBEAN FUND, LP

Dated October 4, 2012

i

Table of Contents

(continued)

		Page

Section 7.12	Limitation of Liability	15

Section 7.13	Specific Performance	15

Section 7.14	Additional IFC Parties	15

ii

SHAREHOLDERS’ AGREEMENT

SHAREHOLDERS’ AGREEMENT (this “Agreement”), dated October 4, 2012, between:

(1)       CORP GROUP BANKING S.A., a corporation organized and existing under the laws of the Republic of Chile (“Corp Group Banking”);

(2)       COMPAÑÍA INMOBILIARIA Y DE INVERSIONES SAGA LIMITADA, a corporation organized and existing under the laws of the Republic of Chile (“Saga”);

(3)       CORPGROUP INVERSIONES BANCARIAS LIMITADA, a corporation organized and existing under the laws of the Republic of Chile (“Corpgroup Inversiones” and together with Corp Group Banking and Saga, the “Sponsors”);

(4)       ALVARO SAIEH BENDECK, an individual who is a citizen of Chile holding passport number [                        ] and who resides at Rosario Norte 660, 22nd floor, Las Condes, Santiago, Chile (“Alvaro Saieh”);

(5)       ANA GUZMÁN AHNFELT, an individual who is a citizen of Chile holding passport number [                        ] and who resides at Rosario Norte 660, 22nd floor, Las Condes, Santiago, Chile (“Ana Guzmán”);

(6)       JORGE ANDRÉS SAIEH GUZMÁN, an individual who is a citizen of Chile holding passport number [                        ] and who resides at Rosario Norte 660, 22nd floor, Las Condes, Santiago, Chile (“J. A. Saieh”);

(7)       MARÍA SOLEDAD SAIEH GUZMÁN, an individual who is a citizen of Chile holding passport number [                        ] and who resides at Rosario Norte 660, 22nd floor, Las Condes, Santiago, Chile (“M. S. Saieh”);

(8)       MARÍA FRANCISCA SAIEH GUZMÁN, an individual who is a citizen of Chile holding passport number [                        ] and who resides at Rosario Norte 660, 22nd floor, Las Condes, Santiago, Chile (“M. F. Saieh”);

(9)       MARÍA CATALINA SAIEH GUZMÁN, an individual who is a citizen of Chile holding passport number [                        ] and who resides at Rosario Norte 660, 22nd floor, Las Condes, Santiago, Chile (“M. C. Saieh”); (and together with Alvaro Saieh, Ana Guzmán, J.A. Saieh, M.S. Saieh, M.F. Saieh and M.C. Saieh, the “Saieh Parties”);

(10)     INTERNATIONAL FINANCE CORPORATION, an international organization established by Articles of Agreement among its member countries including the Republic of Chile (“IFC”); and

(11)     IFC AFRICAN, LATIN AMERICAN AND CARIBBEAN FUND, LP, a limited partnership organized and existing under the laws of England and Wales (“ALAC” and together with IFC, and any other investor that becomes a party hereto pursuant to Section 7.14, the “IFC Parties”).

RECITALS

(A)       Pursuant to an Investment Agreement, dated on or about the date hereof (the “Investment Agreement”) among the Sponsors and the IFC Parties, the IFC Parties have agreed to subscribe for fully paid common shares in CorpBanca, a special banking corporation (sociedad anónima especial) organized and existing under the laws of the Republic of Chile (the “Company”), and the subscription amount paid in relation to such subscription, in the aggregate, shall be an amount in Chilean pesos equivalent to US$225,000,000, as calculated using the exchange rate effective as of the date of determination set out in the Investment Agreement, all on the terms and conditions of the Investment Agreement;

(B)       The Sponsors as of the date of this Agreement hold approximately 57.80126% of the issued and outstanding shares of the Company and approximately 57.80126% of the shares of the Company on a Fully Diluted Basis;

(C)       The Saieh Parties collectively, as of the date of this Agreement, (i) hold approximately (x) 33.30640% of the issued and outstanding shares of Corp Group Banking, (y) 7.86038% of the issued and outstanding shares of Saga and (z) 3.07107% of the issued and outstanding shares of Corpgroup Inversiones and (ii) Control each of the Sponsors;

(D)       The Saieh Parties collectively, as of the date of this Agreement hold, indirectly, approximately 44.23784% of the Company and Control the Company; and

(E)       The Sponsors, the Saieh Parties and the IFC Parties wish to enter into this Agreement in order to define their mutual rights and obligations and set out terms and conditions governing their relationship.

ARTICLE I

Definitions and Interpretation

Section 1.01     Definitions. Wherever used in this Agreement, the following terms have the following meanings:

“Affiliate” means with respect to any Person, any Person directly or indirectly Controlling, Controlled by or under common Control with, that Person;

“Applicable Law” means all applicable statutes, laws, ordinances, rules and regulations, including but not limited to, any license, permit or other governmental Authorization, in each case as in effect from time to time;

“Authority” means any national, supranational, regional or local government, or governmental, statutory, regulatory, administrative, fiscal, judicial, or government-owned body, department, commission, authority, tribunal, agency or entity, or central bank (or any Person whether or not government owned and howsoever constituted or called, that exercises the functions of the central bank);

“Authorization” means any consent, registration, filing, agreement, notarization, certificate, license, approval, permit, authority or exemption from, by or with any Authority, whether given by express action or deemed given by failure to act within any specified time period and all corporate, creditors’ and shareholders’ approvals or consents;

“Board of Directors” or “Board” means the board of directors of the Company;

“Business Day” means a day when banks are open for business in New York, New York and Santiago, Chile;

“Buyer” has the meaning set forth in Section 3.01(a) (Tag-Along Rights);

“CapFund” means IFC Capitalization (Equity) Fund, L.P., a limited partnership organizing and existing under the laws of Delaware;

“Change of Control” means: (i) Corp Group Banking shall at any time fail to Control the Company or fail to own at least 40% of both the economic and voting interests in the common shares of the Company on a Fully Diluted Basis or (ii) any person other than Corp Group Banking shall become the owner, directly or indirectly of forty per cent (40%) or more, on a Fully Diluted Basis, of the economic or voting interests in the Company’s common shares;

“Company” has the meaning set forth in the recitals to this Agreement;

“Control” as applied to any Person, means the possession by another Person (whether directly or indirectly and whether by ownership of share capital, the possession of voting power, contract or otherwise) of the power to ensure the passage of shareholder resolutions, appoint and/or remove the majority of the members of the board of directors or other governing body of such Person or otherwise to direct or cause the direction of the affairs and policies of such Person; provided that, in any event, the direct or indirect ownership of forty per cent (40%) or more (or, for purposes of the definition of “Affiliate”, twenty per cent (20%) or more) of the voting share capital of a Person is deemed to constitute Control of that Person, and “Controlling” and “Controlled” have corresponding meanings;

“Corp Group Holding Companies” mean each of Silver Star Securities Ltd. (BVI), Corp Group Financial Chile B.V. (Holanda), Corp Group Holding Inversiones Limitada, Corp Group Holding Inversiones Limitada C.P.A., and Inversiones Corpgroup Interhold Limitada;

“Country” means the Republic of Chile;

“Dollars” or “US$” means the lawful currency of the United States of America;

“Exercise Period” has the meaning set forth in Section 3.01(c) (Tag-Along Rights);

“Fully-Diluted Basis” means the number of common shares of the Company, or other Person, as applicable, calculated as if the then issued and outstanding relevant Share Equivalents, or share equivalents of such other Person, as applicable, had been exercised in full;

“IFC Shares” means (i) the common shares of the Company subscribed for by the IFC Parties pursuant to the Investment Agreement and/or otherwise held by the IFC Parties from time to time, (ii) any Share Equivalents held by the IFC Parties from time to time and (iii) any securities representing a beneficial ownership interest in the shares or Share Equivalents referred to in subclauses (i) and (ii) of this definition;

“IFC Subscription” means any subscription for shares of the Company by the IFC Parties as provided for in Article II of the Investment Agreement;

“Investment Agreement” has the meaning set forth in the recitals to this Agreement;

“Lien” means any mortgage, pledge, charge, assignment, hypothecation, security interest, title retention, preferential right, option (including call commitment), trust arrangement, right of set-off, counterclaim or banker’s lien, privilege or priority of any kind having the effect of security, any designation of loss payees or beneficiaries or any similar arrangement under or with respect to any insurance policy or any preference of one creditor over another arising by operation of law;

“Person” means any individual, corporation, company, partnership, firm, voluntary association, joint venture, trust, unincorporated organization, Authority or any other entity whether acting in an individual, fiduciary or other capacity;

“Policy Agreement” means the Policy Agreement, to be entered into in accordance with Section 2.01(c) of the Investment Agreement, among the Shareholders and the Company;

“Relevant Parties” means the Sponsors and the Saieh Parties.

“Selling Shareholder” has the meaning set forth in Section 3.01(a) (Tag-Along Rights);

“Share Equivalents” means preferred shares, bonds, loans, warrants, options or other similar instruments or securities which are convertible into or exercisable or exchangeable for, or which carry a right to subscribe for or purchase, common shares of the Company or any instrument or certificate representing a beneficial ownership interest in the common shares of the Company, including global depositary receipts or American depositary receipts;

“Share Subscription Agreement” means each Contrato de Suscripción de Acciones between the Company and each IFC Party;

“Shareholders” means collectively, the IFC Parties and the Sponsors;

“Sponsor” has the meaning set forth in the introductory section of this Agreement;

“Sponsor Change of Control” means: (i) the Saieh Parties shall at any time fail to Control (x) any Sponsor or (y) the Company; (ii) the Saieh Parties shall at any time fail to own, directly or indirectly, at least 40% of both the economic and voting interests in the common equity of any Sponsor on a Fully-Diluted Basis; or (iii) any person other than a Saieh Party shall become the owner, directly or indirectly of forty per cent (40%) or more, on a Fully Diluted Basis, of the economic or voting interests in the Company’s common shares;

“Subsidiary” means with respect to the Company, an Affiliate where the Company (i) directly or indirectly through one or more Persons controls more than 50% of such Affiliate’s equity or voting capital or (ii) may choose or designate, or have chosen or designated, the majority of such Affiliate’s board members and administrators;

“Tag-Along Right” has the meaning set forth in Section 3.01(a) (Tag-Along Rights);

“Tagged Shares” has the meaning set forth in Section 3.01(c) (Tag-Along Rights);

“Tag Notice” has the meaning set forth in Section 3.01(c) (Tag-Along Rights);

“Transaction Documents” means:

(a)       this Agreement;

(b)       the Investment Agreement;

(c)       each Share Subscription Agreement; and

(d)       the Policy Agreement;

“Transfer” means to transfer, sell, convey, assign, transfer by operation of law, merger or in any other way dispose of, whether or not voluntarily, and “Transferring” and “Transferred” have corresponding meanings; and

“Transfer Notice” has the meaning set forth in Section 3.01(c) (Tag-Along Rights).

Section 1.02     Interpretation. In this Agreement, unless the context otherwise requires:

(a)       the words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement;

(b)       headings are for convenience only and do not affect the interpretation of this Agreement;

(c)       words importing the singular include the plural and vice versa;

(d)       a reference to an Annex, Article, party, Schedule or Section is a reference to that Article or Section of, or that Annex, party or Schedule to, this Agreement;

(e)       a reference to a document in the “agreed form” is a reference to a document approved and for the purposes of identification initialed by or on behalf of the parties thereto;

(f)       a reference to a document includes an amendment or supplement to, or replacement or novation of, that document but disregarding any amendment, supplement, replacement or novation made in breach of this Agreement;

(g)       general words in this Agreement shall not be given a restrictive meaning by reason of their being preceded or followed by words indicating a particular class of acts, matters or things or by examples falling within the general words;

(h)       a reference to a party to any document includes that party’s successors and permitted assigns; and

(i)        unless stated otherwise herein, a reference to “shares of the Company” means shares of the Company of any class.

Section 1.03     Third Party Rights. A Person who is not a party to this Agreement has no right to enforce or enjoy the benefit of any term of this Agreement.

ARTICLE II

Share Retention

Section 2.01     Ownership and Share Retention.

(a)       Corp Group Banking shall maintain (i) Control of the Company and (ii) a direct aggregate voting and economic interest (which interest shall include the right to vote and the right to receive a proportionate share of dividends, profits, liquidation proceeds, and other similar amounts distributed by the Company) in the Company equal to at least forty percent (40%) of the common shares of the Company issued and outstanding from time to time, on a Fully-Diluted Basis.

(b)       The Sponsors shall maintain at least 44,003,729,135 common shares of the Company free of all Liens, voting trusts or other encumbrances or rights of third parties.

(c)       The Saieh Parties shall maintain (i) Control of the Company, each of the Corp Group Holding Companies and each Sponsor and (ii) free of all Liens, voting trusts or other encumbrances or rights of third parties (A) a number of common shares of Corp Group Banking owned (directly or indirectly) by the Saieh Parties equal to at least seventy percent (70%) of the common shares of Corp Group Banking issued and outstanding from time to time, on a Fully-Diluted Basis, (B) the common shares of Saga and Corpgroup Inversiones and (C) the common shares of any intermediate companies including each of the Corp Group Holding Companies.

(d)       Without prejudice to the obligations of the Saieh Parties pursuant to Section 2.01(b), if any Saieh Party proposes to Transfer any equity interests in any Person that would result in a Sponsor Change of Control, whether in any one Transfer or series of Transfers, then each IFC Party shall have the right to participate in such Transfer or series of Transfers on the terms set out in Section 3.01(Tag-Along Rights) below, provided that for purposes of this Section 2.01(c), term “Selling Shareholder” appearing in Section 3.01 shall mean “any Saieh Party” herein and “Buyer” therein shall mean “any buyer of equity interest from a Saieh Party” herein.

(e)       Except as otherwise provided in this Section 2.01, neither Corp Group Banking nor any Saieh Party shall Transfer, pledge, hypothecate, create a security interest in or Lien on, place in trust (voting or otherwise) or in any other way subject to any encumbrance, any shares of the Company or Share Equivalents or any shares of the Sponsors, as the case may be.

ARTICLE III

Transfer Rights and Restrictions

Section 3.01     Tag-Along Rights.

(a)       Subject to the requirements of this Article and the requirements of Article IV of the Policy Agreement and without prejudice to the obligations of the Sponsors pursuant to Section 3.02 hereof, if any of the Sponsors (each, a “Selling Shareholder”) (or any group of Selling Shareholders together) proposes to Transfer any shares in the Company or Share Equivalents which it owns, directly or indirectly, to any other Person (a “Buyer”), that would result in a Change of Control, whether in any one Transfer or a series of Transfers, each IFC Party shall have the right to participate in such Transfer or series of Transfers in accordance with this Section 3.01 (the “Tag-Along Right”); provided, however, that (i) the IFC Parties may not have such right if the proposed Transfer is implemented through a mandatory tender offer regulated under Article 198 et seq. of Law 18,045 on Securities Market, for all and any of the shares in the Company or Share Equivalents in which the IFC Parties are not restricted from tendering their shares, and (ii) each IFC Party shall be entitled to participate in any one Transfer or series of Transfers for up to 100% of such IFC Party’s ownership interest in the Company, as the case may be. For the avoidance of doubt, the Selling Shareholders may only Transfer such shares in the Company or Share Equivalents hereunder if, after giving effect to the Transfer, the Sponsors shall continue to be in compliance with the requirements of Section 3.02 (Ownership and Share Retention) or each IFC Party has provided a written waiver in respect thereof. The Selling Shareholders shall comply with the other requirements of this Article III and Article IV of the Policy Agreement, including, without limitation, Section 4.01 (Restricted Transfers) of the Policy Agreement.

(b)       Each Selling Shareholder which owns shares in the Company or Share Equivalents indirectly though one or more holding companies shall ensure that any disposal of any indirect interest in any of the Sponsors or the Company, as the case may be, is consummated as a Transfer of the shares in the Company or Share Equivalents, and not by a sale of any shares or share equivalents of any such holding company or holding companies, so as to ensure that each IFC Party will be able to exercise their Tag-Along Rights hereunder.

(c)       The Selling Shareholders shall promptly, but in any case not later than forty-five (45) days prior to the proposed date of closing of any Transfer described in Section 3.01(a), give notice (the “Transfer Notice”) to each IFC Party. The Transfer Notice shall describe in reasonable detail the proposed Transfer, including but not limited to the number and type of shares of the Company and/or Share Equivalents proposed to be purchased by the Buyer, the consideration proposed to be paid by the Buyer, other material terms and conditions proposed by the Buyer in respect of such Transfer, and the name and address of each proposed Buyer, accompanied, if available, by a draft share purchase agreement or other information reasonably requested by any IFC Party. If any IFC Party wishes to exercise their Tag-Along Rights, it shall give notice of the exercise (a “Tag Notice”) to the Selling Shareholders within a period of thirty (30) days after such IFC Party’s receipt of the Transfer Notice (the “Exercise Period”) confirming the number of IFC Shares to be included in the proposed Transfer (each such participating IFC Party shall include in such Tag Notice all of its IFC Shares) (such shares, the “Tagged Shares”). For the avoidance of doubt, no IFC Party shall not be obligated to pay any fees or deal expenses (whether of the Selling Shareholder(s), any other Person or otherwise) in connection with the exercise of its rights under this Section 3.01.

(d)       With respect to each proposed Transfer by a Selling Shareholder, each IFC Party shall have the right to transfer all, but not less than all, of the Tagged Shares. For avoidance of doubt, the number of shares to be Transferred by the Selling Shareholders to the Buyer in such transaction is reduced by the number of Tagged Shares of each IFC Party participating in such Transfer in order to accommodate all Tagged Shares in the transaction.

(e)       Upon receipt of the Tag Notice, the Selling Shareholders shall make all necessary arrangements with the Buyer in order that the Tagged Shares may be included in the relevant transaction and purchased by the Buyer on the same terms and conditions (including with respect to price) as described in the Transfer Notice and at the same time as the sale of shares in the Company and Share Equivalents in the Company by such Selling Shareholders in the transaction. However, no IFC Party shall be required to make any representation or warranty to the Buyer, other than as to good title to the Tagged Shares, customary representations and warranties concerning such IFC Party’s power and authority to undertake the proposed Transfer, and the validity and enforceability of such IFC Party’s obligations in connection with the proposed Transfer.

(f)       For the avoidance of doubt, the Tag-Along Right shall apply regardless of whether the Tagged Shares are of the same class or type of shares of the Company or Share Equivalents which the Selling Shareholder(s) propose to Transfer, provided that, to the extent such a difference in class or type exists, the consideration payable to the IFC Parties for the Tagged Shares shall be calculated as if all shares of the Company and Share Equivalents held by the applicable Selling Shareholders and the IFC Parties which will be subject to a Transfer under this Section 3.01 had been converted into common shares of the Company on the date immediately prior to the date of the Tag Notice (to the extent not already in the form of common shares of the Company) at the conversion price which would be applicable on such date had such conversion occurred on such date.

(g)       If any IFC Party delivers a Tag Notice, the Selling Shareholders shall give such IFC Party prior written notice of the closing date of the Transfer (the “Closing Date”) at least seven (7) Business Days prior to Closing Date for the purchase by the Buyer of the Tagged Shares upon the terms and conditions (including with respect to price) as specified in the Transfer Notice and at the same time as the Selling Shareholders. If the Selling Shareholders do not complete the Transfer for any reason within ninety (90) days of the expiration of the Exercise Period, any proposed subsequent Transfer by them of some or all of the shares and/or Share Equivalents originally proposed to be Transferred shall again be subject to the provisions of this Section 3.01.

(h)       The Selling Shareholders agree that they shall not Transfer any of their shares in the Company or Share Equivalents to a Buyer unless, at the same time, the Buyer purchases all of the Tagged Shares from the applicable IFC Party(ies) upon the terms and conditions (including with respect to price) as specified in the Transfer Notice, unless, prior to or simultaneously with such Transfer, any of the Selling Shareholders acquire the Tagged Shares from the applicable IFC Party(ies).

Section 3.02     Ownership and Share Retention.

(a)       No Sponsors shall Transfer any shares of the Company or Share Equivalents unless, following such Transfer, the Sponsors shall remain in compliance with this Article III.

Section 3.03     Restricted Transfers.

(a)       As long as any of the IFC Parties is a shareholder in the Company or holds Share Equivalents, none of the Saieh Parties or the Sponsors shall Transfer any shares in the Sponsors or the Company, as the case may be, or Share Equivalents to, or pledge, hypothecate, create a security interest in or Lien on, place in trust (voting or otherwise), or in any other way subject any such shares or Share Equivalents to any encumbrance in favor of, any of the individuals or entities named on (i) lists promulgated by the United Nations Security Council or its committees pursuant to resolutions issued under Chapter VII of the United Nations Charter; or (ii) the World Bank Listing of Ineligible Firms (see www.worldbank.org/debarr).

(b)       The Saieh Parties shall cause the Sponsors to provide, and the Sponsors shall cause the Company to provide, notice to the IFC Parties of any purported Transfer, pledge, hypothecation, creation of a security interest in or Lien on, placement in trust (voting or otherwise), or the creation of any other encumbrance on, of or in shares in any of the Sponsors or the Company, as the case may be, or Share Equivalents in violation of this Agreement.

Section 3.04     Supervisory Fee.   The Sponsors shall be obligated, jointly and severally, to pay to the IFC Parties on each anniversary of the Closing Date (as defined in the Investment Agreement) a supervisory fee in the amount of $30,000 per annum (or $5,000 per annum in the event that on such payment date, the IFC Parties hold, in the aggregate, a number of shares in the Company constituting less than 5% of the percentage ownership in the Company held by the IFC Parties upon the termination of the Preemptive Right Period (as defined in the Investment Agreement).

ARTICLE IV

Term of Agreement

Section 4.01     Term of Agreement.    Except as otherwise expressly set forth herein, this Agreement shall become effective as of the date on which the IFC Parties first subscribe for the IFC Shares and shall continue in force until such time as the IFC Parties no longer hold and shares of the Company, provided that at any time that the IFC Parties hold in the aggregate, a number of shares in the Company and/or Share Equivalents that constitute a percentage ownership in the Company equal to less than 30% of the percentage ownership in the Company held by the IFC Parties, in the aggregate, upon the termination of the Preemptive Right Period (as defined in the Investment Agreement), then the obligations of the Saieh Parties and the Sponsors under Sections 2.01 (Ownership and Share Retention) and 3.01(Tag-Along Rights) shall terminate.

ARTICLE V

Compliance by the Company

Section 5.01     Compliance by the Company. Each Sponsor shall exercise all such rights and powers as are available to it to ensure compliance with and to fully and effectually implement the provisions of this Agreement and the other Transaction Documents (except as otherwise expressly set forth in such other Transaction Documents), as promptly as reasonably possible, including without limitation, as required to cause the Company and its Subsidiaries to take all actions required to be taken by them hereunder.

ARTICLE VI

Representations and Warranties

Section 6.01     Representations and Warranties.  Each Saieh Party represents and warrants to the IFC Parties that each of the following statements is true, accurate and not misleading as of the date of this Agreement.

(a)       Personal Capacity.  He is a natural person, of legal age, with full capacity and individual power to enter into, deliver and perform his or her obligations under this Agreement;

(b)       Validity.  This Agreement has been duly authorized and executed by him and constitutes his valid and legally binding obligation, enforceable in accordance with its terms;

(c)       No Conflict.  The execution, delivery and performance of this Agreement will not contravene any law, regulation, order, decree or Authorization applicable to him or any contractual restriction binding on or affecting his assets;

(d)       Status of Authorizations.  All Authorizations, including any applicable spousal consents, required for the execution and delivery of this Agreement and the performance of his obligations hereunder have been obtained and are in full force and effect;

(e)       Sanctionable Practices.  None of the Saieh Parties nor any of their Affiliates, nor any Person acting on his/her behalf, has made, with respect to any transaction contemplated by the Transaction Documents, any Sanctionable Practice (as defined in the Investment Agreement); and

(f)       Share Ownership.  As of the date hereof, the Saieh Parties collectively own indirectly 129,775,341,348 common shares representing 44.23784 percent (44.23784%) of outstanding share capital of the Company, have full legal and beneficial indirect ownership to those shares and 47,138,227,489 shares representing 16.06849 percent (16.06849%) of outstanding share capital of the Company are free from all Liens.

Section 6.02     IFC Parties Reliance.  (a) Each Saieh Party acknowledges that he has made the representations and warranties in Section 6.01 (Representations and Warranties), with the intention of inducing the IFC Parties to enter into this Agreement and each of the other Transaction Documents to which they are a party and to make the IFC Subscription and that the IFC Parties have entered into this Agreement and each of the other Transaction Documents to which they are a party and made the IFC Subscription on the basis of and in full reliance on such representations and warranties. The IFC Parties acknowledge that except for the representations and warranties set forth in the Transaction Documents, none of the Sponsors, the Company or the Saieh Parties have made any representation or warranty, express or implied, with respect to the Sponsors, the Company or any of its Subsidiaries or the Saieh Parties or the transactions contemplated by the Transaction Documents.

(b)      Each of the representations and warranties in the Transaction Documents is to be construed independently and (except where any such Transaction Document provides otherwise) is not limited by any provision of this Agreement, the Investment Agreement, the Policy Agreement or another representation and/or warranty.

ARTICLE VII

Miscellaneous

Section 7.01     Notices.

(a)       Any notice, request or other communication to be given or made under this Agreement shall be in writing. Subject to Section 7.04 (Applicable Law and Jurisdiction, any such communication shall be delivered by hand, airmail, established courier service or facsimile to the party to which it is required or permitted to be given or made at such party’s address specified below or at such other address as such party has from time to time designated by written notice to the other party hereto, and shall be effective upon the earlier of (a) actual receipt and (b) deemed receipt under Section 7.01(b) below.

For the Sponsors:

Rosario Norte 660, 22nd floor, Las Condes, Santiago, Chile

Facsimile:  +562 660 6109

Attention:  María Pilar Dañobeitía Estades

For Alvaro Saieh:

Rosario Norte 660, 22nd floor, Las Condes, Santiago, Chile

Facsimile:  +562 660 6119

Attention:  María Pilar Dañobeitía Estades

For Ana Guzmán:

Rosario Norte 660, 22nd floor, Las Condes, Santiago, Chile

Facsimile:  +562 660 6119

Attention:  María Pilar Dañobeitía Estades

For J.A. Saieh:

Rosario Norte 660, 22nd floor, Las Condes, Santiago, Chile

Facsimile:  +562 660 6109

Attention:  María Pilar Dañobeitía Estades

For M.S. Saieh:

Rosario Norte 660, 22nd floor, Las Condes, Santiago, Chile

Facsimile:  +562 660 6109

Attention:  María Pilar Dañobeitía Estades

For M.F. Saieh:

Rosario Norte 660, 22nd floor, Las Condes, Santiago, Chile

Facsimile:  +562 660 6109

Attention:  María Pilar Dañobeitía Estades

For M.C. Saieh:

Rosario Norte 660, 22nd floor, Las Condes, Santiago, Chile

Facsimile:  +562 660 6109

Attention:  María Pilar Dañobeitía Estades

For ALAC:

IFC Asset Management Company, LLC

c/o International Finance Corporation

2121 Pennsylvania Avenue, N.W.

Washington, D.C. 20433

United States of America

Facsimile:  +1 (202) 458 2239

Attention:  Head, IFC African, Latin American and Caribbean Fund, LP

For CapFund (in the event CapFund is a party to this Agreement):

IFC Asset Management Company, LLC

c/o International Finance Corporation

2121 Pennsylvania Avenue, N.W.

Washington, D.C. 20433

United States of America

Facsimile:  +1 (202) 458 2239

Attention:  Head, IFC Capitalization (Equity) Fund, L.P.

For IFC:

International Finance Corporation

2121 Pennsylvania Avenue, N.W.

Washington, D.C. 20433

United States of America

Facsimile:         +1 (202) 522-0426

Attention:         Director, Global Financial Markets Department

With a copy (in the case of communications relating to payments) sent to the attention of the Director, Department of Financial Operations at:

Facsimile:  +1 (202) 522-7419

(b)       Unless there is reasonable evidence that it was received at a different time, notice pursuant to this Section 7.01 is deemed given if: (i) delivered by hand, when left at the address referred to in Section 7.01(a); (ii) sent by airmail or established courier services within a country, three (3) Business Days after posting it; (iii) sent by airmail or established courier service between two countries, six (6) Business Days after posting it; and (iv) sent by facsimile, when confirmation of its transmission has been recorded by the sender’s facsimile machine.

Section 7.02     Saving of Rights.

(a)       The rights and remedies of the IFC Parties in relation to any misrepresentation or breach of warranty on the part of any of the Relevant Parties shall not be prejudiced by any investigation by or on behalf of the IFC Parties into the affairs of any of the Relevant Parties, by the execution or the performance of this Agreement or by any other act or thing by or on behalf of the IFC Parties which might prejudice such rights or remedies.

(b)       No course of dealing and no failure or delay by the IFC Parties in exercising any power, remedy, discretion, authority or other right under this Agreement or any other agreement shall impair, or be construed to be a waiver of or an acquiescence in, that or any other power, remedy, discretion, authority or right under this Agreement, or in any manner preclude its additional or future exercise.

Section 7.03     English Language.  All documents to be provided or communications to be given or made under this Agreement shall be in English and, where the original version of any such document or communication is not in English, shall be accompanied by an English translation certified by an Authorized Representative to be a true and correct translation of the original. The IFC Parties may, if they so require, obtain an English translation of any document or communication received in any other language at the cost and expense of the Sponsors. In either case the IFC Parties may deem any such translation to be the governing version.

Section 7.04     Applicable Law and Jurisdiction.

(a)       This Agreement shall be governed by and construed in accordance with the laws of the State of New York, United States of America, without giving effect to principles or rules of conflict of laws to the extent such principles or rules would require or permit the application of the laws of another jurisdiction; provided that the validity of the transfers of shares, collateral over the shares, and the exercise of voting and economic rights related to such shares shall be governed by Chilean law to the extent so required.

(b)       Each of the Relevant Parties, ALAC and CapFund (in the event CapFund is a party to this Agreement) irrevocably agrees that any legal action, suit or proceeding arising out of or relating to this Agreement shall be brought in the courts of the United States of America located in the Southern District of New York or in the courts of the State of New York located in the Borough of Manhattan. By the execution of this Agreement, each of the Relevant Parties, ALAC and CapFund (in the event CapFund is a party to this Agreement) irrevocably submits to the jurisdiction of any such court in any such action, suit or proceeding. Final judgment against any of the Relevant Parties, ALAC or CapFund (in the event CapFund is a party to this Agreement) in any such action, suit or proceeding shall be conclusive and may be enforced in any other jurisdiction, including the Country, by suit on the judgment, a certified or exemplified copy of which shall be conclusive evidence of the judgment, or in any other manner provided by law.

(c)       Each of the Relevant Parties hereby irrevocably designates, appoints and empowers CorpBanca New York Branch with offices currently located at 845 Third Avenue, 5th Floor, New York, New York, 10022, USA, as its authorized agent solely to receive for and on its behalf service of any summons, complaint or other legal process in any action, suit or proceeding the IFC Parties may bring in the State of New York in respect of this Agreement.

(d)       As long as this Agreement remains in force, each of the Relevant Parties shall maintain a duly appointed and authorized agent to receive for and on its behalf service of any summons, complaint or other legal process in any action, suit or proceeding the IFC Parties may bring in New York, New York, United States of America, with respect to this Agreement. Each of the Relevant Parties shall keep the IFC Parties advised of the identity and location of such agent.

(e)       Each of the Relevant Parties also irrevocably consents to the service of such papers being made by mailing copies of the papers by registered United States air mail, postage prepaid, to the Relevant Parties at their respective addresses specified pursuant to Section 7.01 (Notices). In such a case, the IFC Parties shall also send by facsimile, or have sent by facsimile, a copy of the papers to the Relevant Parties.

(f)       Service in the manner provided in Sections 7.05(c), (d) and (e) in any action, suit or proceeding will be deemed personal service, will be accepted by the Relevant Parties as such and will be valid and binding upon the Relevant Parties for all purposes of any such action, suit or proceeding.

(g)       Each of the Relevant Parties, ALAC and CapFund (in the event CapFund is a party to this Agreement) irrevocably waives to the fullest extent permitted by Applicable Law:

(i)	any objection which it may have now or in the future to the laying of the venue of any action, suit or proceeding in any court referred to in this Section;

(ii)	any claim that any such action, suit or proceeding has been brought in an inconvenient forum; and

(iii)	any and all rights to demand a trial by jury in any such action, suit or proceeding brought against such party by the Relevant Parties, ALAC or CapFund, as applicable.

(h)      Each of the Relevant Parties hereby acknowledges that IFC shall be entitled under Applicable Law, including the provisions of the International Organizations Immunities Act, to immunity from a trial by jury in any action, suit or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby brought against IFC in any court of the United States of America. Each of the Relevant Parties, ALAC and CapFund (in the event CapFund is a party to this Agreement) hereby waives any and all rights to demand a trial by jury in any action, suit or proceeding arising out of or relating to this Agreement or the transactions contemplated by this Agreement, brought against any other party hereto in any forum in which such party is not entitled to immunity from a trial by jury. For the avoidance of doubt, any Relevant Party may enforce its rights under, or seek remedies for breach by IFC, pursuant to this Agreement or any other Transaction Documents in the United States in accordance with the International Finance Corporation Act, 22 U.S.C. § 282 et. seq..

(i)       To the extent that any of the Relevant Parties may, in any action, suit or proceeding brought in any of the courts referred to in Section 7.05(b) or a court of the Country or elsewhere arising out of or in connection with this Agreement, be entitled to the benefit of any provision of law requiring the IFC Parties in such action, suit or proceeding to post security for the costs of any of the Relevant Parties, or to post a bond or to take similar action, each of the Relevant Parties hereby irrevocably waives such benefit, in each case to the fullest extent now or in the future permitted under the laws of the Country or, as the case may be, the jurisdiction in which such court is located.

Section 7.05     Immunity.  To the extent any Relevant Party, ALAC or CapFund may be entitled in any jurisdiction to claim for itself or its assets immunity in respect of its obligations under this Agreement or any other Transaction Document from any suit, execution, attachment (whether provisional or final, in aid of execution, before judgment or otherwise) or other legal process or to the extent that in any jurisdiction that immunity (whether or not claimed) may be attributed to it or its assets, such Relevant Party, ALAC or CapFund, as applicable, irrevocably agrees not to claim and irrevocably waives such immunity to the fullest extent permitted now or in the future by the laws of such jurisdiction.

Section 7.06     Announcements.

(a)       None of the parties to this Agreement may represent the views of any other party on any matter, or use any other party’s name in any written material provided to third parties, without such other party’s prior written consent.

(b)       No party to this Agreement shall:

(i)	disclose any information either in writing or orally to any Person which is not a party to this Agreement; or

(ii)

make or issue a public announcement, communication or circular, about the IFC Subscription or the subject matter of, or the transactions referred to in, this Agreement or any other Transaction Document, including by way of press release, promotional and publicity materials, posting of information on websites, granting of interviews or other communications with the press, or otherwise, other than: (A) to such of its, officers, employees and advisers as reasonably require such information in connection with IFC Subscription or to comply with the terms of this Agreement or any other Transaction Document; (B) to the extent required by law or regulation (including the rules of any stock exchange on which such party’s or the Company’s shares are listed); (C) to the extent required for it to enforce its rights under this Agreement; and (D) with the prior written consent of the other parties. Before any information is disclosed or any public announcement, communication or circulation made or issued pursuant to this Section 7.06(b), such party must consult with the other parties in advance about the timing, manner and content of the disclosure, announcement, communication or circulation (as the case may be).

(c)       Each party shall expressly inform any Person to whom it discloses any information under Section 7.06(b) of the restrictions set out in Section 7.06(b) with regards disclosure of such information and shall procure their compliance with the terms of this Section 7.06 as if they each were party to this Agreement and such party shall be responsible for any breach by any such Person of the provisions of this Section 7.06.

Section 7.07      Successors and Assigns.  This Agreement binds and benefits the respective successors and assignees of the parties. However, none of the Relevant Parties may assign, transfer or delegate any of its rights or obligations under this Agreement unless: (a) the IFC Parties gives its prior written consent; and in addition (b) in the case of an assignment by any Relevant Party: (i) such Relevant Party proposes to assign or delegate such rights or obligations in connection with a Transfer, pledge, hypothecation, creation of a security interest in or Lien on, placement in trust (voting or otherwise), or the creation of any other encumbrance on, of or in of its shares or Share Equivalents in accordance with the terms of this Agreement; and (ii) any such Transfer is made in full compliance with Applicable Law. For the avoidance of doubt, any Relevant Party shall be deemed to be party to this Agreement until it has transferred all of its ownership in any of the Sponsors or the Company, as the case may be (whether shares of any of the Sponsors or the Company, as the case may be, or Share Equivalents) in accordance with the terms set forth in this Agreement, and after such Transfer, it shall continue to have those rights and obligations which may have accrued prior to such Transfer.

Section 7.08     Amendments, Waivers and Consents.  Any amendment or waiver of, or any consent given under, any provision of this Agreement shall be in writing and, in the case of an amendment, signed by all of the parties hereto.

Section 7.09     Counterparts.  This Agreement may be executed in several counterparts, each of which is an original, but all of which constitute one and the same agreement. The Shareholders shall file with the Company an original copy of this Agreement duly signed by all parties and cause the Company to register and annotate such copy in the shareholders registry of the Company.

Section 7.10     Entire Agreement.  This Agreement, together with the other Transaction Documents, supersedes all prior discussions, memoranda of understanding, agreements and arrangements (whether written or oral, including all correspondence), if any, between the parties with respect to the subject matter of this Agreement, and this Agreement (together with any amendments or modifications and the other Transaction Documents) contains the sole and entire agreement between the parties with respect to the subject matter of this Agreement.

Section 7.11     Invalid Provisions.  If any provision of this Agreement is held to be illegal, invalid or unenforceable under any law from time to time: (a) such provision will be fully severable; (b) this Agreement will be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part hereof; and (c) the remaining provisions of this Agreement will remain in full force and effect and will not be affected by the illegal, invalid or unenforceable provision or by its severance herefrom.

Section 7.12     Limitation of Liability.  None of the Relevant Parties or the IFC Parties shall have any liability under any provision of this Agreement for punitive, consequential, exemplary or special damages or for lost profits. Notwithstanding the foregoing, nothing herein shall in any way limit the remedies of the Relevant Parties or the IFC Parties in respect of fraud or willful misconduct by the Relevant Parties, as applicable, in respect of the transactions contemplated by this Agreement.

Section 7.13     Specific Performance.  The parties to this Agreement agree that, in the event of any breach or threatened breach by any party to this Agreement or any other Transactional Document of any covenant, obligation or other provision set forth in this Agreement for the benefit of any other party to this Agreement, such other party shall be entitled (in addition to any other remedy that may be available to it) to (a) a decree or order of specific performance or mandamus to enforce the observance and performance of such covenant, obligation or other provision, and (b) an injunction restraining such breach or threatened breach.

Section 7.14     Additional IFC Parties.  In the event that CapFund becomes an IFC Party pursuant to the terms of the Investment Agreement, CapFund will execute the Addendum to Transaction Documents in the form of Schedule 11 of the Investment Agreement. Upon the execution of such Addendum to Transaction Documents CapFund shall become an IFC Party hereunder in all respects and shall have all rights and obligations at an IFC Party hereunder.

(Signature Pages Follow)

IN WITNESS WHEREOF, the parties hereto, acting through their duly authorized representatives, have caused this Agreement to be signed in their respective names, as of the date first written above.

CORP GROUP BANKING S.A.

By: /s/ María Pilar Dañobeitía Estades

Name: Pilar Dañobeitía

Title: CEO, CORP GROUP

COMPAÑIA INMOBILIARIA Y DE INVERSIONES SAGA LIMITADA

By: /s/ María Pilar Dañobeitía Estades

Name: Pilar Dañobeitía

Title: CEO, CORP GROUP

CORPGROUP INVERSIONES BANCARIAS LIMITADA

By: /s/ María Pilar Dañobeitía Estades

Name: Pilar Dañobeitía

Title: CEO, CORP GROUP

-Signature Page-

IFC/CorpBanca

Shareholders Agreement

ALVARO SAIEH BENDECK

/s/ Alvaro Saieh Bendeck

ANA GUZMÁN AHNFELT

/s/ Ana Guzmán Ahnfelt

JORGE ANDRÉS SAIEH GUZMÁN

/s/ Jorge Andrés Saieh Guzmán

MARÍA SOLEDAD SAIEH GUZMÁN

/s/ María Soledad Saieh Guzmán

MARÍA FRANCISCA SAIEH GUZMÁN

/s/ María Francisca Saieh Guzmán

MARÍA CATALINA SAIEH GUZMÁN

/s/ María Catalina Saieh Guzmán

-Signature Page-

IFC/CorpBanca

Shareholders Agreement

INTERNATIONAL FINANCE CORPORATION

By: Pablo Massimo Martelli

Name: PABLO MASSIMO MARTELLI

Title: DIRECTOR F.M.

IFC AFRICAN, LATIN AMERICAN AND CARIBBEAN FUND, LP

By: IFC Asset Management Company, LLC, its manager

By: /s/ Sujoy Bose

Name: SUJOY BOSE

Title: HEAD, ALAC FUND

-Signature Page-

IFC/CorpBanca

Shareholders Agreement